Exhibit 10.28.2

AMENDMENT TO

MACY’S, INC. PROFIT SHARING 401(k) INVESTMENT PLAN

The Macy’s, Inc. Profit Sharing 401(k) Investment Plan as restated effective as of January 1, 2008 (the “Plan”) is hereby amended, in order (i) to better meet certain direct rollover requirements added by the Pension Protection Act of 2006 (the “PPA”) and (ii) to clarify a few direct rollover provisions of the Plan, by revising Section 11.9 of the Plan in its entirety to read as follows.

11.9 Direct Rollover Distributions. Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee’s election under this Section 11.9, a distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution otherwise payable to him or her paid directly to an eligible retirement plan specified by the distributee in a direct rollover. The provisions of this Section 11.9 shall not only be effective as of the Effective Amendment Date but shall also, for each Prior Plan that was in effect on January 1, 2002, be effective as of January 1, 2002 with respect to any distribution made under the Plan on or after such date.

11.9.1 For purposes of this Section 11.9, the following terms shall have the meanings indicated in the following paragraphs of this Subsection 11.9.1.

(a) An “eligible rollover distribution” means, with respect to any distributee, any distribution of all or any portion of the entire benefit otherwise payable under the Plan to the distributee, except that an eligible rollover distribution does not include: (i) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee’s designated beneficiary, or for a specified period of ten years or more; (ii) any distribution to the extent such distribution is required to be made under Section 401(a)(9) of the Code; (iii) any distribution that is made under the provisions of the Plan because of a hardship; or (iv) any other distribution that is not permitted to be directly rolled over to an eligible retirement plan under regulations of the Secretary of the Treasury or his or her delegate. For purposes of this paragraph (a), a portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income; however, such portion may be paid only to: an eligible retirement plan that is described in clause (i), (ii), or (iii) of paragraph (b) below; or in a direct rollover to an eligible retirement plan that is described in clause (v) (or, effective for any distribution made on or after January 1, 2007, clause (vii)) of paragraph (b) below that agrees to separately account for amounts so transferred (and, effective for any distribution made on or after January 1, 2007, earnings thereon), including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(b) An “eligible retirement plan” means, with respect to any distributee’s eligible rollover distribution, any of the following accounts, annuities, plans, or contracts that accepts the distributee’s eligible rollover distribution: (i) an individual retirement account described in Section 408(a) of the Code; (ii) an individual retirement annuity described in Section 408(b) of the Code; (iii) effective for any distribution made on or after January 1, 2008, a Roth IRA (as defined in Code Section 408A), but, if the eligible rollover distribution is made prior to January 1, 2010, only if the distributee meets the conditions applicable to making a qualified rollover distribution to a Roth IRA that are set forth in Code Section 408(c)(3)(B); (iv) an annuity plan described in Section 403(a) of the Code; (v) an annuity contract described in Section 403(b) of the Code; (vi) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan; or (vii) a qualified trust described in Section 401(a) of the Code. This definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in Section 206(d)(3) of ERISA and Section 414(p) of the Code.

(c) A “distributee” means a Participant. In addition, a Participant’s surviving spouse, or a Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order (as defined in Section 206(d)(3) of ERISA and Section 414(p) of the Code), is a distributee with regard to any interest of the Participant which becomes payable under the Plan to such spouse or former spouse.

(d) A “direct rollover” means, with respect to any distributee, a payment by the Plan to an eligible retirement plan specified by the distributee.

11.9.2 As a special rule and notwithstanding any other provision of this Section 11.9 to the contrary, if a person who is a designated beneficiary (as defined in Code Section 401(a)(9)(E) and including, to the extent provided in rules prescribed by the Secretary of the Treasury or his or her delegate, a trust established for the benefit of one or more designated beneficiaries) of a deceased Participant and who is not the Participant’s surviving spouse is entitled under the Plan to receive after December 31, 2007 a Plan distribution that would be an eligible rollover distribution were such person a distributee, such person may elect to have all or a part of the distribution directly rolled over by the Plan to an inherited individual retirement account or annuity (within the meaning of Code Section 408(d)(3)(C)(ii) and any related provisions of the Code) to the extent permitted by and subject to the provisions of Section 402(c)(11) of the Code. However any direct rollover that is made prior to January 1, 2010 pursuant to the provisions of this Subsection 11.9.2 shall not be considered a direct rollover of an eligible rollover distribution for purposes of any withholding or notice requirements that normally apply under the Code to direct rollovers of eligible rollover distributions.

11.9.3 The Committee may prescribe reasonable rules in order to provide for the Plan to meet the provisions of this Section 11.9 and all rules of the Code that apply to direct rollovers of eligible rollover distributions. Any such rules shall comply with the provisions of Code Section 401(a)(31) and any applicable Treasury regulations which are issued with respect to the direct rollover requirements. For example, subject to meeting the provisions of Code Section 401(a)(31) and applicable Treasury regulations, the Committee may: (i) prescribe the specific manner in which a direct rollover shall be made by the Plan, whether by wire transfer to the eligible retirement plan, by mailing a check to the eligible retirement plan, by providing the distributee a check made payable to the eligible retirement plan and directing the distributee to deliver the check to the eligible retirement plan, and/or by some other method; (ii) prohibit any direct rollover of any eligible rollover distributions payable during a calendar year to a distributee when the total of such distributions is less than $200; and/or (iii) refuse to make a direct rollover of an eligible rollover distribution to more than one eligible retirement plan.

IN ORDER TO EFFECT THE FOREGOING PLAN REVISIONS, the sponsor of the Plan hereby signs this Plan amendment.

MACY’S, INC.

By:	/s/ Thomas G. Cody
Title:	Vice Chair

Date:	12/31/2009

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